Exhibit 99.1

THE WENDY’S COMPANY BEGINS PLANNED CEO SUCCESSION PROCESS

Todd Penegor Appointed President with Plans to Assume CEO Role in 2016

DUBLIN, Ohio, December 17, 2015 – The Wendy’s Company (NASDAQ: WEN) today formally began its planned CEO succession process. In October, the Company announced that President and Chief Executive Officer Emil Brolick planned to retire from management duties with the Company in May 2016. The Company also announced that Brolick was expected to be succeeded by current Executive Vice President, Chief Financial Officer and International Todd Penegor, 50. Today the Company announced that Penegor will assume the position of President of the Company effective as of January 4, 2016. Brolick is expected to continue as Chief Executive Officer until the transition of Penegor’s duties as Chief Financial Officer has occurred, which is expected by May, 2016. The Company is currently conducting an external CFO search to succeed Penegor. Brolick is also expected to continue to serve on the Board of Directors upon his retirement to ensure continuity of leadership and strategic focus for the Company.

As President, Penegor will maintain his current responsibilities for Finance, Restaurant Development, Information Technology and International, and will assume responsibility for Operations, which will continue to be led by Executive Vice President and Chief Operations Officer Bob Wright, 48.

The Company also announced that Senior Vice President, General Counsel and Secretary, R. Scott Toop, 61, has chosen to retire from the Company when the term of his employment agreement expires in mid-January 2016. Toop has been with the Company since 2012. Brolick said, “The Wendy’s system has benefited greatly from Scott Toop’s counsel and leadership. As a colleague and as a friend, he will be missed and we wish him well in his retirement and future endeavors.”

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s® system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

David D. Poplar, Vice President of Investor Relations, (614) 764-3311, david.poplar@wendys.com; Bob Bertini, Senior Director of Media Relations, (614) 764-3327, bob.bertini@wendys.com